                                                                                                                             Exhibit 99.1

Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

PROPOSED PRIVATE PLACEMENT TO INSTITUTIONAL INVESTORS
OF SENIOR SECURED NOTES

PROVIDENCE, RI, May 12, 2008—Nortek, Inc. (“Nortek”) today announced plans to conduct a private offering of Senior Secured Notes due 2013 (the “Notes”) which are expected to generate gross proceeds of approximately $750 million.

Nortek intends to use the net proceeds from the Notes offering, together with proceeds of borrowings under a new senior secured asset-based revolving credit facility to be entered into by Nortek concurrently with the Notes offering, to repay all of the outstanding indebtedness under its existing senior secured credit facility.

The Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of such Act.

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